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                                                                     Exhibit 3.2


                          PROPOSED AMENDMENTS OF THE
                    ARTICLES OF ASSOCIATION OF VERISITY LTD.
                    ----------------------------------------

Articles 7(g), 57, 64 and 126 of the Articles of Association of Verisity Ltd. in their current form shall be canceled and replaced by new Articles 7(g), 57, 64 and 126 as follows:

"7(g) Upon conversion pursuant to Article 7(a) other than automatic conversion
      (i) due to a public offering, or (ii) with the consent of the majority of the issued and outstanding Series D Preferred Shares, Series B1 and Series C1 Preferred Shares and Series A Preferred Shares, all as specified in
      Article 7(a) above, the following provisions shall have effect:

      (i) the conversion shall be effected by notice in writing given to the Company signed by the holder of the Preferred Shares wishing to convert as the case may be and the conversion shall take effect immediately upon the date of delivery of such notice to the Company unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled;

      (ii) forthwith after conversion takes effect the holders of the Preferred Shares resulting from such conversion shall send to the Company the certificates in respect of their respective holdings of Preferred Shares and the Company shall issue to such holders respectively certificates for the Ordinary Shares resulting from the conversion;

      (iii) the Ordinary Shares, save for the Class B Ordinary Shares which will have no voting rights, resulting from the conversion shall rank from date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company.

57. A prior notice of at least 7 days of any general meeting, including in the event that a special resolution is to be proposed, shall be given with respect to the place, date and hour of the meeting, and in the event that a special item shall be discussed, a general description of the nature of that item. The notice shall be given as hereinafter provided to the Members entitled pursuant to these Articles to receive notices from the Company. Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting. With the consent of all the Members who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Members.

64. The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. If the meeting shall be adjourned for twenty-one days or more a notice shall be given of the adjourned meeting as in the case of an original meeting.
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126.

       (a) For purposes of these Articles, the term "Office Holder" shall mean every Director and every officer of the Company, including, without limitation, each of the persons defined as "Nose Misra" in the Companies Law.

       (b) Subject to the provisions of the Companies Law, the Company may exempt in advance an Office Holder from all or any part of his responsibility for damage resulting from a breach of his duty of care towards the Company.

       (c) Subject to the provisions of the Companies Law, the Company may indemnify an Office Holder in respect of an obligation or expense specified below imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

            (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator's award approved by court;

            (ii) reasonable litigation expenses, including attorneys' fees, incurred by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent;

            (iii) any other circumstances in which indemnity of an Office
                  Holder is allowed in accordance with any applicable law.

            The Company may undertake to indemnify an Office Holder as aforesaid, (i) in advance, provided that the undertaking is limited to categories of events which in the opinion of the Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Directors as reasonable under the circumstances and (ii) retroactively.

     (d) Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of all or part of the liability of any Office Holder imposed on the Office Holder in respect of an act performed in his capacity as an Office Holder, in respect of each of the following:

            (i) a breach of his duty of care to the Company or to another person;

            (ii) a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable basis to assume that such act would not prejudice the interests of the Company;

            (iii) a financial obligation imposed on him in favor of another person;

            (iv) Any other circumstances in which insurance of an Office Holder is allowed in accordance with any applicable law.
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            For the removal of doubt, the above insurance may also cover acts and omissions of an Office Holder which were acted or omitted prior to the issuance of the insurance contract in respect thereof.

     (e) The provisions of the above Articles are not intended and shall not be construed as restricting and/or limiting in any manner the Company in connection with the exemption in advance from responsibility and/or the procurement of insurance and/or in respect of indemnification (i) in respect of any person other than Office Holder, including, without limitation, any employee, consultant or contractor of the Company, and/or (ii) in respect of any Office Holder to the extent that such exemption from responsibility and/or insurance and/or indemnification is not specifically prohibited under law; provided that the decision to so exempt from liability and/or the procurement of any such insurance and/or the provision of any such indemnification shall be approved in accordance with the provisions of any applicable law."